CONTRACT SPECIFICATIONS

CONTRACT NUMBER NAME OF ANNUITANT AGE OF ANNUITANT	SPECIMEN JAMES SCOTT 35	CONTRACT DATE DATE OF ISSUE ANNUITY COMMENCEMENT DATE	JANUARY 21, 198 JANUARY 21, 198 JANUARY 1, 20
SEX OF ANNUITANT	MALE	INITIAL PREMIUM PAYMENT	$20,000
		MINIMUM SUBSEQUENT PAYMENT	$ 2,000
CONTINGENT ANNUITANT	PAUL SCOTT	CONTRACT OWNER (IF OTHER THAN ANNUITANT)	SAME
BENEFICIARY	ANN SCOTT
FORM NUMBERS HL -	DESCRIPTION OF BENEFITS
11570, 11765
11571, 11572	INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT
11573, 11574
11575, 11384

THE INITIAL PREMIUM PAYMENT WILL BE ALLOCATED AS SPECIFIED IN YOUR APPLICATION. THE SAME ALLOCATIONS WILL BE MADE FOR SUBSEQUENT PREMIUM PAYMENTS UNLESS, AT THE TIME SUCH PAYMENTS, YOU INSTRUCT US TO ALLOCATE THEM DIFFERENTLY.
ACCOUNT BASED ON:
FIXED INCOME FUND SUB-ACCOUNT HVA FIXED INCOME FUND, INC.
STOCK FUND SUB-ACCOUNT      HVA STOCK FUND, INC.
MONEY MARKET FUND SUB-ACCOUNT HVA MONEY MARKET FUND, INC.
ADVISERS FUND SUB-ACCOUNT
GNMA/MORTGAGE SECURITIES FUND SUB-ACCOUNT
AGGRESSIVE GROWTH FUND SUB-ACCOUNT INDEX FUND SUB-ACCOUNT

HVA ADVISERS FUND, INC.
HARTFORD GNMA/MORTGAGE SECURITIES FUND, INC.
HVA AGGRESSIVE GROWTH FUND, INC. HARTFORD INDEX FUND, INC.

OR OTHER FUND AS MAY BE MADE AVAILABLE FROM TIME TO TIME

FORM HL-11765 PAGE 3 PRINTED IN U.S.A.
5442f

CONTRACT SPECIFICATIONS (continued)
CONTRACT NUMBER SPECIMEN DATE OF ISSUE JANUARY 21, 1988
NAME OF ANNUITANT JAMES SCOTT ANNUITY COMMENCEMENT JANUARY 1, 2018
CONTINGENT DEFERRED SALES CHARGES:
SUBJECT TO THE WITHDRAWAL PRIVILEGE, CONTINGENT DEFERRED SALES CHARGES ON CONTRACTS WILL BE ASSESSED AGAINST CONTRACT VALUES WHEN SURRENDERED. THE LENGTH OF TIME FROM RECEIPT OF THE PREMIUM PAYMENT TO THE TIME OF SURRENDER DETERMINES THE CHARGE. FOR THIS PURPOSE, PREMIUM PAYMENTS WILL BE DEEMED TO BE SURRENDERED IN THE ORDER IN WHICH THEY WERE RECEIVED AND ALL SURRENDERS WILL BE FIRST FROM PREMIUM PAYMENTS AND THEN FROM OTHER CONTRACT VALUES. THIS CHARGE IS A PERCENTAGE OF THE AMOUNT WITHDRAWN (NOT TO EXCEED THE AGGREGATE AMOUNT OF THE PREMIUM PAYMENTS MADE) AND EQUALS:

LENGTH OF TIME
CHARGE (NUMBER OF YEARS)
5% 1
5% 2
4% 3
3% 4
2% 5
0% 6 AND THEREAFTER

NO CONTINGENT DEFERRED SALES CHARGES WILL BE ASSESSED IN THE EVENT OF DEATH OF THE ANNUITANT, OR IF CONTRACT VALUES ARE APPLIED TO AN ANNUITY OPTION PROVIDED FOR UNDER THIS CONTRACT (PROVIDED HOWEVER, ANY SURRENDER OUT OF OPTION 5 WILL BE SUBJECT TO CONTINGENT DEFERRED SALES CHARGES, IF APPLICABLE) OR UPON THE EXERCISE OF THE WITHDRAWAL PRIVILEGE.

WITHDRAWAL PRIVILEGE AMOUNT:
THE WITHDRAWAL PRIVILEGE AMOUNT IS 10% OF PREMIUM PAYMENTS.

ANNUAL MAINTENANCE FEE:
THE ANNUAL MAINTENANCE FEE IS $25.

MORTALITY AND EXPENSE RISK CHARGE:
A DAILY CHARGE AT A RATE OF 1.25% PER ANNUM OF THE AVERAGE DAILY CONTRACT VALUE.

FORM HL-11765 PAGE 3 (continued) PRINTED IN THE U.S.A.

Definition of Certain Terms
Accumulation Unit — An accounting unit of measure used to calculate the value of this contract before annuity payments begin.
Annual Maintenance Fee — An amount which is deducted from the value of the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier.
Annuitant — The person on whose life this contract is issued.
Annuity Commencement Date — The date on which annuity payments are to begin as described under Settlement Provisions in this contract.
Annuity Unit — An accounting unit of measure used to calculate the amount of annuity payments.
Beneficiary — The person designated to receive benefits in case of the death of the Annuitant.
Contingent Annuitant — The person so designated by the Contract Owner who, upon the Annuitant's death, prior to the Annuity Commencement Date, becomes the Annuitant.
Contract Anniversary — An anniversary of the Contract Date. Similarly, Contract Years are measured from the Contract Date. The Contract Date is shown on Page 3.
Contract Owner — The owner of the contract.
Contract Owner's Account — The account established for a Contract Owner under which the Accumulation and Annuity Units credited to a Contract are held.
Contract Value — The value of any Accumulation Units held under the contract on any day.
Date of Issue — The date on which an Account is established for the Contract Owner by the Company.
Due Proof of Death — A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased, or any other proof acceptable to the Company.
Fund(s) — The registered management investment company(ies), in which the assets of the Separate Account may be invested.
General Account — All assets of the Company other than those in the Separate Account, or in any other separate investment account established by the Company.
Minimum Death Benefit — The minimum amount payable upon the death of an Annuitant prior to age 75 and before annuity payments have commenced.
Premium Tax — The amount of tax, if any, charged by a state or municipality on premium payments or contract values.
Separate Account — An account entitled Separate Account Two established by the Company to separate the assets funding the variable benefits for the class of contracts to which this contract belongs from the other assets of the Company, which will have as the underlying securities the Funds listed on the Contract Specifications on Page 3 of this contract.
Sub-Account or "Account" — The subdivisions of the Separate Account which are used to determine how the Contract Owner's Account is allocated between the Funds.
Termination Value — The value of the contract upon termination, as described in the section of the contract captioned "Termination Provisions."
Valuation Day — Every day the New York Stock Exchange is open for trading exclusive of the following national and local business holidays: Lincoln's Birthday, Columbus Day, Veterans Day, Martin Luther King Day and the day after Thanksgiving and the day after Christmas. The value of the Separate Account is determined at the close of the New York Stock Exchange (Currently 4:00 p.m. Eastern Time) on such days.

Premium Payments
Premium Payments
Premium payments are payable at the designated office(s) of the Company.
Payments may be made by cash only.
The Initial Premium Payment is shown on Page 3. This is a flexible premium annuity. Additional payments may be accepted by the Company. The additional payments must be at least equal to the Minimum Subsequent Premium Payment shown on Page 3.

Allocation of Premium Payments
The Contract Owner shall specify that portion of any premium payment to be allocated to each Sub-Account of the Separate Account, provided, however, that the minimum allocation to any Sub-Account may not be less than the Company's minimum amount then in effect. The Contract Owner may re-allocate amounts held in the Sub-Accounts at any time. Such re-allocation may occur before or after annuity payments commence.

Contract Control Provisions
Contingent Annuitant, Contract Owner and Beneficiary
The Annuitant and Contingent Annuitant may not be changed. The designations of Contract Owner and Beneficiary will remain in effect until changed by the Contract Owner.
Changes in the designation of the Contract Owner and Beneficiary may be made during the lifetime of the Annuitant by written notice to the Company. If the Beneficiary has been designated irrevocably, however, such designation cannot be changed or revoked without such Beneficiary's written consent. Upon receipt of such notice and written consent, if required, at the offices of the Company, the new designation will take effect as of the date the notice is signed, whether or not the Annuitant or Contract Owner is alive at the time of receipt of such notice. The change will be subject to any payments made or other action taken by the Company before the receipt of the notice.
If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. If there is no Contingent Annuitant designation in effect when the Annuitant dies or if the Annuitant dies after the Annuity Commencement Date, the Beneficiary will be as provided in the Beneficiary designation then in effect. If no Beneficiary designation is then in effect or if there is no designated Beneficiary living, the Contract Owner will be the Beneficiary; if the Annuitant is the Contract Owner and there is no Beneficiary designation in effect, the Annuitant's estate will be the Beneficiary.
The Contract Owner has the sole power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract. The rights of the Contract Owner shall be subject to the rights of any assignee of record with the Company and of any irrevocably designated beneficiary.

General Provisions
The Contract
This contract and the application, a copy of which is attached to the contract when issued on payment of the required Initial Premium Payment, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall avoid this contract or be used in defense of a claim under it unless contained in such written application and a copy attached to this contract when issued.
No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary, or an Assistant Secretary of the Company.
That portion of the assets of the Separate Account equal to the reserves and other contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

Non-Participation
This contract does not share in the surplus earnings of the Company.

Misstatement of Age and Sex
If the age or sex of the Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by the number of Accumulation Units allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity.
Any underpayments by the Company shall be made up immediately and any overpayments shall be charged against future amounts becoming payable.

Reports to the Contract Owner
There shall be furnished to each Contract Owner copies of any shareholder reports of the Funds and of any other notices, reports or documents required by law to be delivered to Contract Owners. Annually, a statement of the value of the Contract Owner's Account is sent to the Contract Owner.

Voting Rights
The Company shall notify the Contract Owner of any Fund shareholders' meetings at which the shares held for the Contract Owner's Account may be voted and shall also send proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the shares held for the Contract Owner's Account. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from Contract Owners. The Company as such, shall have no right, except as hereinafter provided, to vote any Fund shares held by it hereunder which may be registered in its name or the names of its nominees. The Company will, however, vote the Fund shares held by it in accordance with the instructions received from the Contract Owners for whose Accounts the Fund shares are held. If a Contract Owner desires to attend any meeting at which shares held for the Contract Owner's benefit may be voted, the Contract Owner may request the Company to furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner's Account. In the event that the Contract Owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. During the annuity period under a contract the number of votes will decrease as the assets held to fund annuity benefits decrease.

Proof of Survival
The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

Valuation Provisions
Net Premium Payments
Premium payments are not subject to a front end sales charge. The net premium payment is therefore equal to a premium payment minus any applicable Premium Taxes.
The net premium payment is applied to provide Accumulation Units with respect to the Sub-Account(s) selected by the Contract Owner. The number of Accumulation Units credited to each Sub-Account is determined by dividing the net premium payment allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account, next computed after the receipt of a premium payment by the Company.
The number of Accumulation Units so determined will not be affected by any subsequent change in the value of such Accumulation Units. The Accumulation Unit value in any Sub-Account may increase or decrease from day to day as described below.

Net Investment Factor
The General Account net investment factor for any day subsequent to the Annuity Commencement Date is a rate of interest guaranteed to be at least 4 per cent per annum compounded annually.
The net investment factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding fund at the end of the valuation period (plus the per share amount of any dividends or capital gain distributions by that Fund if the dividend date occurs in the valuation period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the valuation period and subtracting from that amount the mortality and expense risk charge shown on Page 3.

Accumulation Unit Value
The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by the net investment factor for that Sub-Account for the valuation period then ended.

Annuity Unit Value
The value of the General Account Annuity Unit is fixed at $1.00. The value of an Annuity Unit for each Sub-Account of the Separate Account was fixed at $1.00 on the date Fund shares were first purchased for the Sub-Accounts of the Separate Account, and for any day thereafter is determined by multiplying the value of the Annuity Unit for that Sub-Account on the preceding day by the product of (a) the net investment factor for that Sub-Account for the day for which the Annuity Unit value is being calculated, and (b) 0.999892.

Annual Maintenance Fee
During each year that this contract is in force prior to the Annuity Commencement Date, a fee will be deducted from the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier. The fee will be charged by reducing the number of Accumulation Units held in the Sub-Accounts on that date on a pro rata basis. The Annual Maintenance Fee is shown on Page 3.
The number of Accumulation Units deducted from the Sub-Account is determined by dividing the Annual Maintenance Fee by the value of one Accumulation Unit for the appropriate Sub-Account at the end of the Contract Year, or on the date of surrender, as applicable.

Termination Provisions
Termination Prior to the Annuity Commencement Date
Full Surrender
At any time prior to the Annuity Commencement Date, the Contract Owner has the
right to terminate the contract. In such event, the Termination Value of the contract may be taken in the form of a cash settlement.
The Termination Value of the contract is equal to the Contract Value less:
a.any applicable Premium Taxes not previously deducted;
b.the Annual Maintenance Fee as specified on Page 3; and
c.any applicable contingent deferred sales charges as specified on Page 3.

Partial Surrenders/Withdrawal Privilege
The Contract Owner can make a partial surrender of Contract Values at any time prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least equal to the Company's minimum amount rules then in effect. If the remaining Contract Value following such surrender is less than the Company's minimum amount rules, the Company will terminate the contract and pay the Termination Value.
The contingent deferred sales charge, as described on Page 3, will be assessed against any Contract Values surrendered in the first Contract Year. After the first Contract Year, once each year (on a noncumulative basis), the. Contract Owner may make a single, partial surrender of the Contract Value up to the withdrawal privilege amount shown on Page 3. The contingent deferred sales charge will not be assessed against such amounts. Any withdrawal privilege amount surrenders will be deemed to be from Contract Values other than premium payments.
Surrender of Contract Values in excess of the withdrawal privilege amount in any Contract Year will be subject to the contingent deferred sales charge, as described on Page 3, if applicable.

Termination After the Annuity Commencement Date
This contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Option Five.

Payment on Surrender — Deferral of Payment
Payment on any request for surrender will be made as soon as possible and in any event no later than seven days after the written request is received by the Company. Payment may be subject to postponement:
a.for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted;

b.for any period during which an emergency exists as a result of which (i) disposal of the securities held in the Sub-Accounts is not reasonably practicable, or (ii) it is not reasonably practicable for the value of the net assets of the Separate Account to be fairly determined; and
c.for such other periods as the Securities and Exchange Commission may, by order, permit for the protection of the Contract Owners. The conditions under which trading shall be deemed to be restricted or an emergency shall be deemed to exist shall be determined by rules and regulations of the Securities and Exchange Commission.

Settlement Provisions
Annuity Commencement Date
The Annuity Commencement Date is selected by the Contract Owner and may be the first day of any month before or including the month of the Annuitant's 75th birthday, but in no event earlier than the end of the third Contract Year. In the absence of a written election to the contrary, the Annuity Commencement Date will be the first day of the month coincident with or next following the Annuitant's 75th birthday. Under certain circumstances, the Company may allow an Annuity Commencement Date later than the Annuitant's 75th birthday.

Election of Annuity Option
The Contract Owner may elect to have the Termination Value applied on the Annuity Commencement Date under any one of the annuity options described below, but in the absence of such election the value of the Contract on the Annuity Commencement Date will be under the second option to provide a life annuity with 120 monthly payments certain.
The value of the contract is determined on the basis of the Accumulation Unit value of each Sub-Account on the fifth business day preceding the date annuity payments are to commence. The Contract Owner may elect in writing to change the Sub-Account(s) on which the annuity payments are based following the commencement of annuity payments.

Date of Payment — The first payment under any option shall be made on the first day of the month following approval of claim for settlement. Subsequent payments shall be made on the first day of each subsequent month in accordance with the manner of payment selected.
The Contract Owner, or in the case the Contract Owner shall not have done so, the Beneficiary after the death of the Annuitant, may elect in lieu of payment in one sum, that any amount or part thereof due by the Company under this contract to the Beneficiary shall be applied under any of the options described below. Such election must be made within one year after the death of the Annuitant by written notice to the Offices of the Company.

Annuity Options
FIRST OPTION — Life Annuity — An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.
*SECOND OPTION -- Life Annuity with 120, 180 or 240 Monthly Payments Certain — An annuity providing monthly income to the payee for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the payee shall live.
*THIRD OPTION — Unit Refund Life Annuity — An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee, provided that, at the death of the payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess if any of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value on the effective date of annuity payments and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.
FOURTH OPTION — Joint and Last Survivor Life Annuity — An annuity payable monthly during the joint lifetime of the payee and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.
*FIFTH OPTION — Payments for a Designated Period — An amount payable monthly for the number of years selected which may be from 5 to 30 years. The remaining balance of proceeds in the General Account or the Separate Account foi any day is equal to the balance on the previous day decreased by the amount of any installment paid on that day and the remainder multiplied by the applicable net investment factor for the day as described in the valuation provisions. Any surrender out of this option will be subject to contingent deferred sales charges, as described on Page 3.

*If this contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1954 as amended, these options shall be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by the Company.

Allocation of Annuity
At the time election of one of the Annuity Options is made, the person electing the option may further elect to have the value of the contract applied to provide a variable annuity, a fixed dollar annuity or a combination of both.
If no election is made to the contrary, the value of a Sub-Account of the Separate Account shall be applied to provide a variable annuity based thereon.

Variable Annuity and Fixed Dollar Annuity
Variable Annuity — A variable annuity is an annuity with payments increasing or decreasing in amount in accordance with the net investment results of the Sub-Account(s) of the Separate Account (as described in the Valuation Provisions). After the first monthly payment for a variable annuity has been determined in accordance with the provisions of this contract, a number of Sub-Account. Annuity Units is determined by dividing that first monthly payment by the appropriate Sub-Account Annuity Unit value on the effective date of the annuity payments. Once variable annuity payments have begun, the number of Annuity Units remains fixed, with respect to a particular Sub-Account. If the Contract Owner elects that continuing annuity payments be based on a different Sub-Account, the number will change effective with that election but will remain fixed in number following such election. The method of calculating the unit value is described under Valuation Provisions.
The dollar amount of the second and subsequent variable annuity payments is not predetermined and may increase or decrease from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Sub-Account Annuity Units by the Sub-Account Annuity Unit value as described in the Valuation Provisions for the fifth business day preceding the date the annuity payment is due.
The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the expense results and in the actual mortality experience of payees from the mortality assumptions, including any age adjustments, used in determining the first monthly payment.
Fixed Dollar Annuity — A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment after the first may be increased as a result of excess interest credits.

DEATH OF ANNUITANT OR CONTRACT OWNER
If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant will become the Annuitant. If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant, or the Contingent Annuitant predeceases the Annuitant, or if the Contract Owner dies before the Annuity Commencement Date, the Beneficiary will receive the value of the contract and the Sub-Account(s) thereunder on the date of receipt of Due Proof of Death at the offices of the Company except that if upon death prior to the Annuity Commencement Date the Annuitant or Contract Owner, as applicable, had not attained his 75th birthday, the Beneficiary will receive the greater of the then value of the contract or 100% of the premium payments made reduced by the dollar amount of any partial terminations not repaid. Death proceeds payable on the death of the Annuitant or Contract Owner are not subject to any contingent deferred sales charges.
The death benefit may be taken in one sum or under any of the settlement options available in the Company's individual variable annuities then being issued provided, however, that, in the event of the Contract Owner's death, any settlement option must provide that any amount payable as a death benefit will be distributed within five years of the date of death or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death.

Notwithstanding the previous sentence, if the Beneficiary is the spouse of the Contract Owner and the Annuitant or Contingent Annuitant is living, such spouse, in the event of the Contract Owner's death, may elect, in lieu of receiving the death benefit, to be treated as the Contract Owner.
When payment is taken in one sum, payment will be made within 7 days after the date Due Proof of Death is received, except as the Company may be permitted to defer such payment under the Investment Company Act of 1940.
In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, or any then remaining balance of proceeds under the Fifth Option, will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company, provided, however, if the Annuitant was also the Contract Owner, any settlement option must provide that any amount payable as a death benefit will be distributed within five years of the date of death or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. in the case of the Separate Account calculations, for such present value of the guaranteed number of payments remaining the Company will assume a net investment rate of 4% per annum. In the case of the General Account the net investment rate assumed will be the rate used by the Company to determine the amount of each certain payment. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value.

The attached tables show the dollar amount of the first monthly payments for each $1,000 applied under the options. Under the First, Second or Third Options, the amount of each payment will depend upon the age and sex of the payee at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

Minimum Payment — No election of any options or combination of options may be made under this contract unless the first payment for each affected Account would be at least equal to the minimum payment amount according to Company rules then in effect. If at any time, payments to be made to any payee from either Account are or become less than the minimum payment amount, the Company shall have the right to change the frequency of payment to such intervals as will result in a payment at least equal to the minimum. If any amount due would be less than the minimum payment amount per annum, the Company may make such other settlement as may be equitable to the payee.

Description of Table — The tables for the First, Second, Third and Fourth Options are based on the 1983a. Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.
For purposes of electing fixed annuity payments, the Contract Owner may elect any of the tables established and offered by the Company; provided, however, that no such election may be changed with respect to any Annuitant following the commencement of annuity payments.

In the event of death of any Annuitant while receiving annuity payments, the calculation of the present value of any remaining guaranteed number of payments will be based on the rate basis used to determine the initial monthly payment rather than the interest rate stated in the section captioned "Death of Annuitant or Contract Owner."

Amount of First Monthly Payment For Each $1,000 Applied
Second and subsequent annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to fixed dollar amount.

FIRST, SECOND AND THIRD OPTIONS - SINGLE LIFE ANNUITIES WITH:

Age	Male Payee				Female Payee
	Monthly Payments Guaranteed				Unit Refund	Monthly Payments Guaranteed				Unit Refund
	None	120	180	240		None	120	180	240
35	$ 4.03	$ 4.02	$ 4.01	$ 3.99	$ 3.99	$ 3.86	$ 3.86	$ 3.85	$ 3.84	$ 3.84
40	4.22	4.21	4.19	4.16	4.16	4.01	4.00	3.99	3.98	3.98
45	4.47	4.44	4.41	4.36	4.36	4.19	4.18	4.17	4.15	4.15
50	4.79	4.74	4.68	4.60	4.63	4.44	4.42	4.39	4.36	4.37
51	4.86	4.81	4.74	4.65	4.68	4.50	4.47	4.45	4.40	4.41
52	4.94	4.88	4.80	4.71	4.74	4.56	4.53	4.50	4.45	4.47
53	5.02	4.95	4.87	4.76	4.81	4.62	4.59	4.56	4.50	4.51
54	5.10	5.03	4.94	4.82	4.88	4.69	4.66	4.62	4.56	4.58
55	5.19	5.11	5.01	4.88	4.95	4.76	4.72	4.68	4.61	4.64
56	5.29	5.20	5.09	4.94	5.03	4.84	4.80	4.74	4.67	4.70
57	5.39	5.29	5.17	5.00	5.11	4.92	4.87	4.81	4.73	4.77
58	5.49	5.38	5.25	5.06	5.20	5.00	4.95	4.88	4.79	4.84
59	5.61	5.48	5.33	5.12	5.28	5.09	5.03	4.96	4.85	4.91
60	5.73	5.59	5.42	5.18	5.38	5.19	5.12	5.04	4.91	5.02
61	5.86	5.70	5.51	5.24	5.48	5.29	5.22	5.12	4.98	5.07
62	6.00	5.82	5.60	5.31	5.59	5.40	5.32	5.21	5.05	5.17
63	6.16	5.95	5.69	5.37	5.71	5.52	5.42	5.30	5.11	5.26
64	6.32	6.08	5.79	5.43	5.84	5.65	5.53	5.39	5.18	5.36
65	6.49	6.21	5.89	5.48	5.98	5.78	5.65	5.49	5.25	5.48
66	6.68	6.35	5.98	5.54	6.13	5.92	5.77	5.58	5.32	5.59
67	6.88	6.50	6.08	5.59	6.23	6.08	5.90	5.69	5.39	5.72
68	7.09	6.65	6.18	5.64	6.40	6.24	6.04	5.79	5.45	5.86
69	7.31	6.81	6.28	5.69	6.58	6.42	6.19	5.90	5.51	6.01
70	7.56	6.97	6.37	5.73	6.77	6.61	6.34	6.01	5.58	6.18
75	9.05	7.83	6.80	5.89	7.89	7.83	7.21	6.54	5.82	7.21
80	11.16	8.66	7.10	5.97	9.86	9.65	8.19	6.97	5.94	8.68